EXHIBIT 5.1


                       KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                919 THIRD AVENUE

                           NEW YORK, N.Y. 10022 - 3852


   TEL (212) 715-9100                                           47, Avenue Hoche
   FAX (212) 715-8000                                              75008 Paris
                                                                     France


                                        October 1, 2003


Greg Manning Auctions, Inc.
775 Passaic Avenue
West Caldwell, NJ  07006

                  Re:   Registration Statement on Form S-3
                        ----------------------------------

Ladies and Gentlemen:

            We have acted as counsel to Greg Manning Auctions, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 242,718 shares (the "Shares") of common stock of the Registrant, par value $0.01 per share (the "Common Stock"), issued by the Registrant pursuant to that certain Securities Purchase Agreement dated as of May 14, 2001 between the Registrant and The Tail Wind Fund, Ltd. (the "Agreement").

            We have reviewed copies of the Registration Statement, the Agreement, the Restated Certificate of Incorporation, as amended, of the Registrant, the Bylaws, as amended, of the Registrant and resolutions of the Board of Directors of the Registrant.

            We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

            Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares covered by the Registration Statement have been legally issued and are fully paid and non-assessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

            We do not express any opinion with respect to any law other than the Business Corporation Law of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America. The opinion expressed herein is based upon the laws in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision or otherwise.

            This opinion letter is being delivered to you in connection with the registration of the Shares under the Registration Statement and may not be relied on or otherwise used by any other person or by you for any other purpose. Mr. Scott S. Rosenblum, a member of this firm, is a director and a shareholder of the Registrant.

                                    Very truly yours,

                                    /s/ Kramer Levin Naftalis & Frankel LLP

                                    Kramer Levin Naftalis & Frankel LLP